Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated June 6, 2013
(To Prospectus dated June 5, 2013)
Registration Statement No. 333-187164

WORLD CLASS WINES
TRUETT HURST
EXCITING BRANDS
FOREVER RED
PAPERBOY
V·M·L

WR HAMBRECHT + CO

OpenIPO®

June
2013

© 2012 WR HAMBRECHT + CO

Introduction
• We are a fast-growing ultra-premium wine
 company
• Focused on the highest growth category of
 wine industry
• We pioneered new & innovative private
 label partnerships with major retailers
• We have the team and the retailer
 relationships to achieve scale

Dearly Beloved

PAPERBOY
RED BLEND
PASO ROBLES
WINERY
EAT, DRINK & RECYCLE
RED BLEND

CALIFORNIA
2010
Y·M·L
PINOT NOIR

TRUETT HURST

Our Brands
Sold through Trader
Joe’s - to be our best
selling wine in FY13 -
FY14
New label launched
with Safeway featuring
a novel paper bottle
Highest end label -
sells direct to
consumer

We produce and sell over 30 brands, some in partnership
with major retailers, and some independently

Retail Partners

SAFEWAY

TRADER JOE'S

Distribution Partners

Young's Market Company

REPUBLIC NATIONAL DISTRIBUTING COMPANY

TRUETT HURST

© 2012 WR HAMBRECHT + CO

Key Customers
Major distribution partners include
Young’s and RNDC
Trader Joe’s, Total Wine and Safeway
are the largest retail partners, together
accounting for over 50% of sales

© 2012 WR HAMBRECHT + CO

Disruption of Wine Distribution Model
 Wineries grow and produce wine, build inventory, and work with distributors to sell it through traditional 3-tier system
Winery starts small,
producing wine & label
Works toward a
wine publication rating
Gets on restaurant
wine lists
Grow sales team
Rely on distributors
for shelf placement
Traditional Model

© 2012 WR HAMBRECHT + CO
Disruption of Wine Distribution Model
 • We disrupt the traditional wine industry by working directly with retail partners to develop pricing and packaging before producing the wine
 • We get access to retailers’ data on what wines and packaging are in demand
 • Private label brands go straight to shelf with premium placement

Our Model

© 2012 WR HAMBRECHT + CO

Market Overview
Sources: The Wine Institute
Source: Nielsen, 2010 data
% of Private label Wine Sales
Total US Wine Sales
2010
2000
US
UK
Australia
Penetration of US private label sales from 3.7% to 15%
equates to approximately a $4 billion revenue opportunity
• US is world’s largest wine market,
growing 5% annually in the last 10
years
• Private label segment growing
rapidly, at 20% unit growth in 2010,
and remains under-penetrated

SAFEWAY
Ingredients for life.
TRADER JOE'S
Unique foods and beverage at prices everyone can afford
COSTCO
WHOLESALE
BevMo!
Total Wine
SPIRITS · BEER & MORE

TRUETT HURST

© 2012 WR HAMBRECHT + CO
Competitive Pressures : The 3-Tier Model
Producers
Distributors
Retail Outlets
“Big 6”
Southern
Charmer Sunbelt
RNDC
Glazers
Youngs
Wirtz
CA Wine Producers
National Distribution
Top 4 = 65% of shipments
Big 6 = est. 80% of total
To compete with powerful producers and suppliers for this growing market, grocery retailers have turned to private labels to gain margin, customer loyalty and differentiation.

EJ Gallo
Wine Group
Constellation
Trinchero
Bronco
All Others

2011
PAPERBOY
THE FLAT, STACK & PACK CO.
CALIFORNIAN
QUALITY WORKS
20 11
RED BLEND
PASO ROBLES
WINERY
EAT, DRINK & RECYCLE
RED BLEND
TRUETT HURST

© 2012 WR HAMBRECHT + CO

Business Strategy - Paperboy Case Study
• A significant case order from Safeway to launch brand
• We deliver a premium product for the $10-25 price
 market
• Innovative paper bottle is 80% lighter than a glass bottle and a 67% lower carbon footprint, with better insulation
 properties
• Target market is early adopters / eco-friendly Millennials, outdoor enthusiasts, and hipsters looking for the next
 new thing
• We can scale quickly and without additional capital as we
 source from bulk market
• We own the Paperboy brand - after 90 days of
 exclusivity, we can sell it through other retailers

© 2012 WR HAMBRECHT + CO
Product Overview
• We have over 30 brands in our product lines
• Three brands each account for more than 10% of sales, including Dearly Beloved,
 Sauvignon Republic and Healdsburg Ranches
• FY2013 Top selling brands include:
 - Direct to Consumer - Truett-Hurst, VML
 - Traditional 3-Tier Distribution: Healdsburg Ranches, Stonegate, Bradford Mountain
 - Private Label - Dearly Beloved and Sauvignon Republic for Trader Joes; Curious Beasts,
 Paper Boy, Schucks and Fuchsia series for Safeway, Eden Ridge and Harbor Front for Total
 Wine
Dearly Beloved (PL)
Savignon Republic (PL)
Healdsburg Ranches/ (3T)
Hobson Estate/
Kiarna (PL)
Curious Beast (PL)
Paper Boy (PL)
Schucks (PL)
Top three brands account
for just under 40% of sales
12 brands sell in excess of 10,000 cases
California Square (PL)
Stonegate Collection (3T)
Fuchsia (Rose/White) (PL)
Truett Hurst (DTC)
Harbor Front (PL)
3T = 3 Tier PL = Private Label DTC = Direct to Consumer

© 2012 WR HAMBRECHT + CO
Sourcing
• 500 acres of Partner-Owned vineyards from vineyards in Russian River,
 Dry Creek, Mendocino County
• 1,500 tons from Robert Hall in Paso Robles
• 500 tons from contracted other growers in Mendocino
• Majority of contracts with growers are at 4+ years in length
• We augment our grape growing and winemaking with select spot market bulk wine purchases - best of all three models.

© 2012 WR HAMBRECHT + CO
Truett Hurst Winery was established in 2007
by the partnership of the Hurst’s and Dolan’s.
Truett Hurst focuses on producing big and
bold Zinfandels from the famed Dry Creek
Valley appellation and we receive over
200,000 visitors per year.
VML Winery was established in 2011 and
named after our very own winemaker, Virginia
Marie Lambrix. VML produces high-end Pinot
Noir and Chardonnay from the Russian River
Valley appellation. We see over 100,000
people per year at this historic site.

Wineries

© 2012 WR HAMBRECHT + CO
Key Suppliers
Our key suppliers are:
• Partner owned vineyards - 1,500 tons/100k cs
• Robert Hall Paso Robles - 1,500 tons/100k cs
• Mendocino Growers - 250 tons/16k cs
• Sonoma Growers - 250 tons/16k cs
• New Zealand SB - 550 tons/35k cs
• Central Valley - 550 tons/35k cs

Despite a record 2012 California grape harvest, global wine supply tightening due to huge US consumer demand & short European 2012 harvest
We spotted this trend and locked up approximately 60% of our needs
(4 yr contracts)

© 2012 WR HAMBRECHT + CO
Experienced Team
Experience and success of this team exceeds the size of Truett-Hurst’s present business and will allow the company to scale for many years
Over 20 years experience in the wine business, as wine
maker at Fetzer and SVP International Sales at Golden
State Vitners; Co-founded and built WineryExchange
into $100m private label beer and wine business
27 years at Fetzer as winemaker and President; scaled
Fetzer to 4 million cases
CPA and audit background, 25 years in wine industry
including K-J, Coppola, Ascentia and Rodney Strong
Prior wineries include De Loach Vineyards, La Follette
and Hendry Ranch
16 years in wine industry, managed cellar operations
for Fetzer
Phil Hurst, Co-founder, CEO, President
Paul Dolan, Co-founder
Jim Bielenberg, CFO
Virginia Lambrix, Director of Wine Making
Heath Dolan, Co-founder, Director of Vineyards
Kevin Shaw, Creative Director
Founder, Stranger & Stranger design agency -
Designed 100+ beverage brands per year

© 2012 WR HAMBRECHT + CO

Revenues Overview
• Total revenues in FY2012 were $12.7 million, a 135% increase from $5.4 million in FY2011
• Private label accounts for 76% of FY13 estimated sales, traditional 3-tier 10%, and direct to consumer 14%
• 3Q13 revenues (to March 2013) were $12.1 million, an increase of 17% YoY
• Quarterly revenues are lumpy as large orders may not be evenly distributed through the year
Revenue ($M)
FY11
FY12
Net Sales ($M)
3QFY12
3QFY13
18%
72%
Private
Label
Direct to
Consumer
10%
3 Tier
Wholesale
Revenue Breakdown (%)

40%
38%
36%
34%
32%
30%
28%
26%
24%
22%
20%
FY2011
FY2012
1Q13
2Q13
3Q13

TRUETT
HURST

© 2012 WR HAMBRECHT + CO

Gross Margin Overview
• Gross margin was 27.8% for the year ended June 2011
• Gross margin declined to 24.2% in FY12 due to price discounting during the launch of the Harbor Front brand, and a one-off low margin sale of C. Donatiello wine inventory
• Fiscal year 2013 margins widened to over 30% due to a higher proportion of custom label sales
• First nine months FY2013 gross margin was 33.4%
Gross Margins

© 2012 WR HAMBRECHT + CO

P&L Overview
• We achieved a small profit in FY2012, after start-up losses of $0.8 million in FY11
• In the first nine months of FY2013, we reported a loss of $0.5 million and EBITDA loss of $0.1 million on $12.1 million sales
• Safeway’s ramp in sales volumes will be seen starting in the Summer and Fall of 2013, so will be reflected in FY2014 results
Selected Profit & Loss Data ($000)
	FY11	FY12	3QFY13

Net sales	$5,402	$12,693	$12,144

Gross profit	1,501	3,075	4,052
Operating expenses	1,920	2,575	4,303
Income (loss) from operations	(419)	500	(251)
Interest / other expense	(401)	(473)	(270)
Income (loss) before income taxes	(820)	27	(522)
Income tax expense	(1)	(1)	(2)
Net income (loss) before noncontrolling interest	(821)	26	(524)
Loss attributable to noncontrolling interest	-	-	44
Net income (loss) attibutable to HDD, LLC members	(821)	26	(480)

© 2012 WR HAMBRECHT + CO

Balance Sheet Overview
• At March 2013, total assets had increased by $6.9 million over June 2012, mostly due to increased inventories ahead of growing order size
• At March 2013, T-H had total debt of around $15.0 million versus equity of
         $5.8 million
Selected Balance Sheet Data ($000)
	FY11	FY12	3Q13

Cash and cash equivalents	$274	$167	$170
Inventories	3,567	6,852	11,801
Total current assets	4,786	8,622	14,433
Total assets	10,100	14,083	20,870
Total current liabilities	4,558	5,991	11,366
Long-term debt, net of current maturities	2,749	2,637	3,517
Total debt	7,307	8,628	15,023
Members' equity (includes redeemable contributed capital (A))	2,705	5,259	5,847

© 2012 WR HAMBRECHT + CO
Up-C Company Structure
• 100% economic interest
• 34.1% voting interest
64.6% economic interest
62.1% voting interest
• 35.4% economic
 interest
• Controlling
 voting interest
HDD, LLC interests
convertible into shares
of Class A common
stock or, if Truett-Hurst
so elects, cash
Public Shareholders
(Class A Holders)
Founders & Other Investors
[subject to transfer restrictions]
(Class B Holders)
Truett-Hurst, Inc.
(Delaware C-Corp)
H.D.D., LLC
(California LLC)
• Up-C structure provides tax benefits to company and
 potential advantages in the event of acquisitions

Percentages assume mid-point of range

© 2012 WR HAMBRECHT + CO

Valuation Considerations
Source: WR Hambrecht + Co Valuation Analysis for Truett-Hurst and CapitalIQ
• Price range of $6 - $8 reflects a market value of $39.6 million to $52.8 million;
 the mid-point of $7 reflects a market value of $46.2 million
• The closest comps in the industry are much larger businesses that are growing at a slower rate
• Recently listed Crimson Wine Group, which owns Seghesio Winery, is the closest comp in terms of size of business
• Disruptive B2C companies trade at a significant premium to their market counterparts
Summary Multiples
(in millions of USD)
Category
CY2012A
CY2013E
CY2012A
CY2013E
Spirits Production and Distribution - Market Value Above $500 Million
3.2

2.8

16.3

12.7

Spirits Production and Distribution - Market Value Below $500 Million
2.1

2.1

10.1

11.1

Traditional B2C Companies
0.6

0.5

7.9

8.4

Disruptive B2C Companies
6.3

3.0

37.8

16.4

Mean
3.1

x
2.1

x
18.0

x
12.1

x
Enterprise Value / Revenue
Enterprise Value / EBITDA
Average
Average

© 2012 WR HAMBRECHT + CO

The Offering
Offering Structure
Exchange / Symbol
Underwriters
Method of Distribution
Expected Pricing
Price Range
2.7 Million Class A Common Stock
$6.00 - $8.00
NASDAQ / THST
WR Hambrecht + Co /
CS Advisors / Sidoti
OpenIPO Auction
June 2013

© 2012 WR HAMBRECHT + CO

Conclusion
• Deep experience in the wine industry combined with the speed and agility of a start-up
• We can develop new products within months, rather than the years it typically takes for a new product launch
• Our retail partnerships give us a big advantage in premium shelf placement because we offer them high margins
• Our key market is $12 - $15 priced wine consumed within 1-2 days of purchase
• Deliver high quality wines with attractive packaging at competitive prices
• Focus on brand development rather than brand promotion allows us to sell our premium wines at a reasonable cost

June
2013